UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2021

GBS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39825	82-1512711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Ave, Suite 300

New York, NY 10170

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: Telephone: (646) 828-8258

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	GBS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2021, the board of directors (the “Board”) of GBS Inc. (the “Company”) appointed Professor Steven Boyages, the Chairman of the Board, to the additional position of Interim Chief Executive Officer of the Company, effective immediately. As Interim Chief Executive Officer, Professor Boyages will become the Company’s principal executive officer. Professor Boyages will not be receiving additional compensation in connection with serving as Interim Chief Executive Officer.

Professor Steven Boyages, 63, has served as both a director of the Company and Chairman of the Board since July 2020. Professor Boyages is a practicing clinician in endocrinology with more than 30 years’ experience in medicine, including multiple executive positions. Professor Boyages previously held the position of Chief Executive of the Sydney West Area Health Service (SWAHS) from February 2002 to May 2011, which is now known as Western Sydney Local Health District. Covering a population of 1.2 million people, SWAHS employed more than 15,000 staff and had a gross operating budget of $2 billion (AUD), managing $1.6 billion (AUD) worth of assets. Professor Boyages has also served as Medical Director for eHealth New South Wales and was the foundation Chief Executive of the Clinical Education and Training Institute (CETI) New South Wales (NSW), Australia, set up to ensure the development and the delivery of clinical education and training across the NSW public health system. Previous to this, Professor Boyages was the Director of Diabetes and Endocrinology at Westmead Hospital, from February 1990 to December 1999. During this time, Professor Boyages’ major achievements were to define the pathophysiology of thyroid hormone deficiency on brain development secondary to iodine deficiency; to develop prevention strategies in iodine deficient communities in China, India, Indonesia and Northern Italy; to define the impact of growth hormone excess and deficiency in adults and to develop innovative population health models of care for people with diabetes. Professor Boyages continues an active research career in a range of fields, but mostly in the pursuit of better models of chronic disease prevention and management. Professor Boyages was the founding director of the Centre for Research and Clinical Policy in NSW Health in 1999, during which he established the Priority Health Programs (receiving $15 million (AUD) in funding per annum), doubled the Research Infrastructure Grants Program, established the Quality Branch of NSW Health and was appointed as Clinical Advisor to the Director General to implement the Government Action Plan for Health Reform. Additionally, Professor. Boyages was instrumental in establishing and securing funding for the NSW biotechnology strategy, BioFirst, a $150 million (AUD) investment.

There are no arrangements or understandings between Professor Boyages and any other persons pursuant to which he was selected as Interim Chief Executive Officer. There are no family relationships between Professor Boyages and any director or executive officer of the Company, and he has no indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Harry Simeonidis, who served as CEO and President of the Company, vacated these positions prior to Professor Boyages’ appointment as Interim CEO and was appointed to the position of President Asia Pacific, Sales and Marketing, effective October 29, 2021. There have been no changes to Mr. Simonides’ compensation in connection with his appointment as President Asia Pacific, Sales and Marketing.

On October 29, 2021, Mr. Simeonidis resigned from the Board. There were no disagreements between the Company and Mr. Simeonidis on any matter relating to the Company’s operations, policies or practices that led to his resignation. Mr. Simonides will continue to serve as President Asia Pacific, Sales and Marketing.

Item 7.01 Regulation FD Disclosure.

On November 1, 2021, the Company issued a press release reporting on, among other things, the appointment of Professor Steven Boyages to the additional position of Interim Chief Executive Officer of the Company, and the appointment of Mr. Simeonidis as President Asia Pacific, Sales and Marketing of the Company. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits.

Exhibit No.	Description
99.1	Press release dated November 1, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2021

GBS, INC.

By:	/s/ Spiro Sakiris
Name:	Spiro Sakiris
Title:	Chief Financial Officer